UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009 (August 4, 2009)

MEDIALINK WORLDWIDE INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	0-21989	52-1481284
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

708 THIRD AVENUE, NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 682-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 4, 2009, Medialink Worldwide Incorporated (the “Company”) received a staff determination letter from The NASDAQ Stock Market (“NASDAQ”) regarding the Company’s continued non-compliance with NASDAQ continued listing standards.  As previously reported, on April 20, 2009, the Company received notice from NASDAQ that its stockholders’ equity of $2,181,000 as of December 31, 2008, was below the minimum requirement of $2,500,000 for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(1).  Pursuant to the Listing Rules, the Company requested and was granted an extension of 105 days, through August 3, 2009, to regain compliance.  The staff determined that the Company has not regained compliance and, as a result, that the Company’s common stock will be subject to delisting from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  Accordingly, the Company intends to request a hearing before the Panel by August 11, 2009, the deadline for making such a request.  As a result of the hearing request, the Company’s common stock will remain listed on NASDAQ pending the issuance of a decision by the Panel following the hearing; however, there can be no assurance that the Panel will grant the Company’s request for continued listing.

If the Company’s common stock is delisted from The NASDAQ Capital Market it may initially trade on the Pink OTC Market (also known as the “Pink Sheets”) subsequent to such delisting.  The Company may seek to have its common stock traded on the OTC Bulletin Board, but there can be no assurance that it will be successful in such efforts.

Item 9.01  Financial Statements and Exhibits.

(a) Financial statements of business acquired

Not applicable

(b) Pro forma financial information

Not applicable

(c) Shell company transactions

Not applicable

(d) Exhibits

99.1 Press release of the Company dated August 10, 2009, entitled “Medialink Reports Receipt of NASDAQ Letter.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medialink Worldwide Incorporated
Registrant

Date: August 10, 2009	By:	/s/ Kenneth Torosian
Kenneth Torosian
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company dated August 10, 2009, entitled “Medialink Reports Receipt of NASDAQ Letter.”